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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): 23 October 1997



                                 ALPNET, INC.
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           (Exact name of registrant as specified in its charter)



           UTAH                    0-15512                   87-0356708
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     (State or other           (Commission File             (IRS Employer
      jurisdiction of              Number)                 Identification
      incorporation)                                           Number)



     4460 South Highland Drive #100
          Salt Lake City, Utah                           84124-3543
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(Address of principal executive offices)                 (Zip Code)



      Registrant's telephone number, including area code:  (801) 273-6600



 Former name or former address, if changed since last report:  Not applicable

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Item 5.  Other Events --- Press Release:  "ALPNET Announces Record Earnings for
Third Quarter 1997"

23 October 1997 - Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the
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international translation and localization services company, today announced results for the quarter and nine months ended 30 September 1997. Total revenues for the quarter were $10.2 million with record net income of $742,000 or $.029 per share, compared to revenues of $7.5 million with net income of $22,000 or $.001 per share for the third quarter of 1996. For the nine months ended 30 September 1997, total revenues were $29.4 million with net income of $785,000 or $.034 per share, compared to revenues of $23.1 million with net income of $714,000 or $.028 per share for the nine months ended 30 September 1996.

In announcing the results, Jaap van der Meer, ALPNET president, stated, "These record high earnings indicate that ALPNET's 'revitalization' strategy implemented in 1995 is beginning to produce solid returns. By fiscal year end 1997, the Company expects to see revenues nearly double from 1994. This sharp growth is a result of the Company's strategic shift from a production based model to a solution based model. Driven by a client and market focus, ALPNET continues to develop strong partnerships with new global clients. In the past two years we have added approximately 150 highly skilled and talented people to our staff and have opened new production centers and customer service offices in strategic markets. Our goal is to generate about 70%-80% of our revenues from approximately 30-40 large global clients without sacrificing our baseline revenues."

"Several factors contribute to ALPNET's improved profitability, including: 1) global account strategy, 2) increased utilization of technology, and 3) better utilization of our network of offices."

"Our global account strategy is improving the Company's profitability as we focus our services on long-term relationships with a strategic number of large multinational clients. This concentration allows us to benefit from improved learning curves and increased efficiencies from the use of technology and also keeps project administration costs to a minimum."

"Since ALPNET ported its translation tools to Windows last year, the number of translators using these productivity tools has grown significantly. This proprietary technology gives ALPNET a distinctive advantage and has contributed to improvement in profitability."

"The increased utilization of our network of offices is strengthening profitability as well. ALPNET's global network of offices was designed and developed to provide clients with value-added translation and localization services. In the past, the underutilization of resources and office infrastructure contributed to less than expected returns in some of ALPNET's medium-sized operations such as the Netherlands and France, however, recent sales growth coupled with efficient utilization has turned most of these operations into profitable entities. Going forward, immediate corrective actions will be taken to remedy any underperforming offices in the network."

"ALPNET has a distinct advantage in its competitive position in this industry because of two key factors: 1) the size of our global network which is located on three continents and well positioned to service any multinational business, and 2) the diversification of our services."

"ALPNET's competitive position has improved significantly. While some of our major competitors are fully occupied with mergers and acquisitions to build a global network such as ours, ALPNET is developing global client partnerships.

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ALPNET's presence in thirteen countries on three continents makes it the largest dedicated translation and localization service provider in the world. ALPNET's early entrance (in 1987) in this emerging industry has created a competitive advantage for the Company."

"An additional advantage is ALPNET's broad base of expertise. While some of our competitors are fully specialized in software localization, ALPNET has its roots in various global industries, such as the information technology industry, the automotive industry, financial services, engineering and telecom industries. We are experiencing a push for more integrated multilingual publishing solutions in all of these industries. ALPNET is finding opportunities to provide new value added services to clients in various industries and our broad market scope makes us less vulnerable to the cycles of one particular industry."

"Management believes that the strategies and competitive advantages mentioned above will help ALPNET experience continued growth and profitability in the future. Our challenge is to find the capable resources that can help us meet our clients' requirements."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with more than 400 employees working in 13 countries throughout Europe, North America and Asia. ALPNET supplies its clients with language translation, product localization and multilingual publishing solutions. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com. Additionally, a copy of ALPNET Review or an investor package can be obtained by calling our Investor Relations Department.

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                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 ALPNET, Inc.
                               --------------------------------
                                 (Registrant)



Date:  23 October 1997          /s/ Michael F. Eichner
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                               Michael F. Eichner
                               Chairman of the Board



Date:  23 October 1997         /s/ D. Kerry Stubbs
                              ---------------------------------
                               D. Kerry Stubbs
                               Chief Financial Officer

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